Exhibit 99.1

News Release

Puma Biotechnology Reports Fourth Quarter and Full Year 2025 Financial Results

LOS ANGELES, Calif., Feb. 26, 2026 - Puma Biotechnology, Inc. (NASDAQ: PBYI), a biopharmaceutical company, announced financial results for the fourth quarter and year ended December 31, 2025. Unless otherwise stated, all comparisons are for the fourth quarter and full year 2025 compared to the fourth quarter and full year 2024.

Product revenue, net consists entirely of revenue from sales of NERLYNX®, Puma’s first commercial product. Product revenue, net in the fourth quarter of 2025 was $59.9 million, compared to $54.4 million in the fourth quarter of 2024. Product revenue, net for the full year 2025 was $204.1 million, compared to $195.2 million in 2024.

Based on accounting principles generally accepted in the United States (GAAP), Puma reported net income of $13.4 million, or $0.27 per basic share and $0.26 per diluted share, for the fourth quarter of 2025, compared to net income of $19.3 million, or $0.39 per basic and diluted share, for the fourth quarter of 2024. The fourth quarter of 2025 included a net change in a valuation allowance that unfavorably impacted net income by $3.2 million, or $0.06 per basic and diluted share, compared to the fourth quarter of 2024, which included a partial release of a valuation allowance that favorably impacted net income by $7.1 million, or $0.15 per basic and diluted share. Net income for full year 2025 was $31.1 million, or $0.62 per basic share and $0.61 per diluted share, compared to net income of $30.3 million, or $0.62 per basic and diluted share, for full year 2024.

Non-GAAP adjusted net income was $15.1 million, or $0.30 per basic share and $0.29 per diluted share, for the fourth quarter of 2025, compared to non-GAAP adjusted net income of $21.1 million, or $0.43 per basic and diluted share, for the fourth quarter of 2024. Non-GAAP adjusted net income for full year 2025 was $38.1 million, or $0.76 per basic share and $0.75 per diluted share, compared to non-GAAP adjusted net income of $38.5 million, or $0.79 per basic share and $0.78 per diluted share, for full year 2024. Non-GAAP adjusted net income excludes stock-based compensation expenses. For a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income per share to non-GAAP adjusted net income per share, please see the financial tables at the end of this news release.

Net cash provided by operating activities for the fourth quarter of 2025 was $14.4 million, compared to $15.6 million in the fourth quarter of 2024. Net cash provided by operating activities for full year 2025 was $41.8 million, compared to net cash provided by operating activities of $38.9 million for full year 2024. At December 31, 2025, Puma had cash, cash equivalents, and marketable securities of $97.5 million, compared to cash, cash equivalents, and marketable securities of $101.0 million at December 31, 2024. Total debt at December 31, 2025 was $22.5 million, compared to total debt at December 21, 2024 of $67.0 million.

“Our financial performance in the fourth quarter and full year 2025 demonstrates continued momentum, with net income marking our third consecutive year of profitability, a testament to our disciplined execution and careful fiscal stewardship,” said Alan H. Auerbach, Chairman, Chief Executive Officer and President of Puma. “Our current guidance forecasts that we will continue to be profitable in 2026, which we believe is a result of this continued financial discipline. In parallel, we continue to advance alisertib clinically through ALISCA™-Breast1 and ALISCA™-Lung1, targeting patient populations in chemotherapy-naïve HER2-negative, hormone receptor-positive metastatic breast cancer and extensive-stage small cell lung cancer.”

Mr. Auerbach added, “We anticipate the following key milestones over the next 12 months: (i) presentation of interim data from ALISCA™-Breast1, a Phase II trial of alisertib in combination with endocrine treatment in patients with chemotherapy-naïve HER2-negative, hormone receptor-positive metastatic breast cancer (Q2 2026); (ii) presentation of additional interim data from the ALI-4201/ALISCA™-Lung1, a Phase II clinical trial of alisertib monotherapy for the treatment of patients with extensive stage small cell lung cancer (Q2 2026); and (iii) presentation of updated data from ALISCA™-Breast1, a Phase II trial of alisertib in combination with endocrine treatment in patients with chemotherapy-naïve HER2-negative, hormone receptor-positive metastatic breast cancer (Q4 2026).”

Revenue

Total revenue consists of product revenue, net from sales of NERLYNX®, Puma’s first commercial product, and royalty revenue. For the fourth quarter of 2025, total revenue was $75.5 million, of which $59.9 million was product revenue, net and $15.6 million was royalty revenue. This compares to total revenue of $59.1 million for the fourth quarter of 2024, of which $54.4 million was product revenue, net and $4.7 million was royalty revenue. For the year ended December 31, 2025, total revenue was $228.4 million, of which $204.1 million was product revenue, net and $24.3 million was royalty revenue. This compares to total revenue in 2024 of $230.5 million, of which $195.2 million was product revenue, net and $35.3 million was royalty revenue.

Operating Costs and Expenses

Total operating costs and expenses were $58.4 million for the fourth quarter of 2025, compared to $45.7 million for the fourth quarter of 2024. Total operating costs and expenses were $191.1 million for full year 2025, compared to $199.5 million for full year 2024.

Cost of Sales

Cost of sales was $23.2 million for the fourth quarter of 2025, compared to $13.9 million for the fourth quarter of 2024. Cost of sales was $58.2 million for full year 2025, compared to cost of sales of $64.4 million for full year 2024. The $6.2 million decrease was primarily due to a decrease of product unit sales to our sub-licensees and the related cost of sales (primarily sales in China), partially offset by higher domestic sales.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses were $18.4 million for the fourth quarter of 2025, compared to $16.6 million for the fourth quarter of 2024. SG&A expenses for full year 2025 were $70.8 million, compared to $80.2 million for full year 2024. The $9.4 million year-over-year decrease in SG&A expenses resulted primarily from legal fees associated with the AstraZeneca litigation in 2024.

Research and Development Expenses

Research and development (R&D) expenses were $16.8 million for the fourth quarter of 2025, compared to $15.2 million for the fourth quarter of 2024. R&D expenses for full year 2025 were $62.1 million, compared to $54.9 million for full year 2024. The $7.2 million year-over-year increase in R&D expenses resulted primarily from increased alisertib study activity.

Total Other Income (Expenses)

Total other income was insignificant for the fourth quarter of 2025, compared to total other expenses of $1.2 million for the fourth quarter of 2024. Total other expenses were $1.5 million for full year 2025, compared to $6.9 million for full year 2024.

Deferred Income Taxes

In the fourth quarter of 2025, Puma recorded a $7.1 million income tax expense, offset by a $3.8 million partial release of a valuation allowance resulting in a non-cash, deferred tax expense of approximately $3.2 million. The valuation allowance was established to offset Puma’s deferred tax assets, which are primarily related to its historical losses. In the fourth quarter of 2024, Puma released a portion of its valuation allowance that resulted in a non-cash, deferred tax benefit of $7.1 million.

First Quarter 2026 and Full Year 2026 Financial Outlook

	First Quarter 2026	Full Year 2026
Net Product Revenue	$36–$39 million	$194–$198 million
Royalty Revenue	$2–$3 million	$20–$23 million
License Revenue	$0	$0
Total Revenue	$38–$42 million	$214–$221 million
Net Income/(Loss)*	$(8)–$(10) million	$10–$13 million
Gross to Net Adjustment	29.5%–30.5%	27.5%–28.5%

*The outlook above does not include any potential adjustments for tax valuation allowance.

Conference Call

Puma Biotechnology will host a conference call to report its fourth quarter and full year 2025 financial results and provide an update on Puma's business and outlook at 1:30 p.m. PST/4:30 p.m. EST on Thursday, February 26, 2026. The call may be accessed by dialing 1-877-709-8150 (domestic) or 1-201-689-8354 (international). Please dial in at least 10 minutes in advance and inform the operator that you would like to join the “Puma Biotechnology Conference Call.” A live webcast of the conference call and presentation slides may be accessed on the Investors section of the Puma Biotechnology website at https://www.pumabiotechnology.com. A replay of the call will be available approximately one hour after completion of the call and will be archived on Puma’s website for 90 days.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. Puma in-licensed the global development and commercialization rights to PB272 (neratinib, oral) in 2011. Neratinib, oral was approved by the U.S. Food and Drug Administration in 2017 for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer, following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets. In February 2020, NERLYNX was also approved by the FDA in combination with capecitabine for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer who have received two or more prior anti-HER2-based regimens in the metastatic setting. NERLYNX was granted marketing authorization by the European Commission in 2018 for the extended adjuvant treatment of adult patients with early stage hormone receptor-positive HER2-overexpressed/amplified breast cancer and who are less than one year from completion of prior adjuvant trastuzumab-based therapy. NERLYNX® is a registered trademark of Puma Biotechnology, Inc.

In September 2022, Puma entered into an exclusive license agreement for the development and commercialization of the anti-cancer drug alisertib, a selective, small molecule, orally administered inhibitor of aurora kinase A. Initially, Puma intends to focus the development of alisertib on the treatment of small cell lung cancer and breast cancer. In February 2024, Puma initiated ALISCA™-Lung1, a Phase II clinical trial of alisertib monotherapy for the treatment of patients with extensive-stage small cell lung cancer. In November 2024, Puma initiated ALISCA™-Breast1, a Phase II clinical trial of alisertib in combination with endocrine therapy for the treatment of patients with HER2-negative, HR-positive metastatic breast cancer.

To help ensure patients have access to NERLYNX, Puma has implemented the Puma Patient Lynx support program to assist patients and healthcare providers with reimbursement support and referrals to resources that can help with financial assistance. More information on the Puma Patient Lynx program can be found at https://www.NERLYNX.com or by calling 1-855-816-5421.

Further information about Puma Biotechnology may be found at https://www.pumabiotechnology.com.

INDICATIONS

NERLYNX® (neratinib) tablets, for oral use, is a kinase inhibitor indicated:

●	As a single agent, for the extended adjuvant treatment of adult patients with early stage HER2-positive breast cancer, to follow adjuvant trastuzumab-based therapy.
●

In combination with capecitabine, for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer, who have received two or more prior anti-HER2 based regimens in the metastatic setting.

Important Safety Information Regarding NERLYNX® (neratinib) U.S. Indication

CONTRAINDICATIONS: None

WARNINGS AND PRECAUTIONS:

●

Diarrhea: Manage diarrhea through either NERLYNX dose escalation or loperamide prophylaxis. If diarrhea occurs despite recommended prophylaxis, treat with additional antidiarrheals, fluids, and electrolytes as clinically indicated. Withhold NERLYNX in patients experiencing severe and/or persistent diarrhea. Permanently discontinue NERLYNX in patients experiencing Grade 4 diarrhea or Grade ≥ 2 diarrhea that occurs after maximal dose reduction.

●

Hepatotoxicity: Monitor liver function tests monthly for the first 3 months of treatment, then every 3 months while on treatment and as clinically indicated. Withhold NERLYNX in patients experiencing Grade 3 liver abnormalities and permanently discontinue NERLYNX in patients experiencing Grade 4 liver abnormalities.

●	Embryo-Fetal Toxicity: NERLYNX can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS: The most common adverse reactions (reported in ≥ 5% of patients) were as follows:

●

NERLYNX as a single agent: Diarrhea, nausea, abdominal pain, fatigue, vomiting, rash, stomatitis, decreased appetite, muscle spasms, dyspepsia, AST or ALT increased, nail disorder, dry skin, abdominal distention, epistaxis, weight decreased, and urinary tract infection.

●

NERLYNX in combination with capecitabine: Diarrhea, nausea, vomiting, decreased appetite, constipation, fatigue/asthenia, weight decreased, dizziness, back pain, arthralgia, urinary tract infection, upper respiratory tract infection, abdominal distention, renal impairment, and muscle spasms.

To report SUSPECTED ADVERSE REACTIONS, contact Puma Biotechnology, Inc. at 1-844-NERLYNX (1-844-637-5969) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

DRUG INTERACTIONS:

●

Gastric acid reducing agents: Avoid concomitant use with proton pump inhibitors. Separate NERLYNX by at least 2 hours before or 10 hours after H2-receptor antagonists. Or separate NERLYNX by at least 3 hours after antacids.

●	Strong CYP3A4 inhibitors: Avoid concomitant use.
●	P-gp and moderate CYP3A4 dual inhibitors: Avoid concomitant use.
●	Strong or moderate CYP3A4 inducers: Avoid concomitant use.
●	Certain P-gp substrates: Monitor for adverse reactions of P-gp substrates for which minimal concentration change may lead to serious adverse reactions when used concomitantly with NERLYNX.

USE IN SPECIFIC POPULATIONS:

●	Lactation: Advise women not to breastfeed.

Please see Full Prescribing Information for additional safety information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Puma’s anticipated milestones and estimates of future financial results for the first quarter and full year 2026. All forward-looking statements involve risks and uncertainties that could cause Puma’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, any adverse impact on Puma’s business or the global economy and financial markets, any changes in Puma’s product candidates’ regulatory approvals, results from Puma’s clinical trials, any litigation involving Puma, any changes to Puma’s in-licensed intellectual property and the risk factors disclosed in the periodic and current reports filed by Puma with the Securities and Exchange Commission from time to time, including Puma’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Puma assumes no obligation to update these forward-looking statements, except as required by law.

Contacts

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull, Russo Partners, +1 212 845 4200

david.schull@russopartnersllc.com

# # # # #

(Financial Tables Follow)

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$59.9	$54.4	$204.1	$195.2
Royalty revenue	15.6	4.7	24.3	35.3
Total revenue	75.5	59.1	228.4	230.5
Operating costs and expenses:
Cost of sales	23.2	13.9	58.2	64.4
Selling, general and administrative	18.4	16.6	70.8	80.2
Research and development	16.8	15.2	62.1	54.9
Total operating costs and expenses	58.4	45.7	191.1	199.5
Income from operations	17.1	13.4	37.3	31.0
Other income (expenses):
Interest income	1.0	1.2	4.1	4.7
Interest expense	(1.1)	(2.6)	(6.6)	(12.5)
Other income	0.1	0.2	1.0	0.9
Total other expenses, net	—	(1.2)	(1.5)	(6.9)
Net income before income taxes	17.1	12.2	35.8	24.1
Current income tax (expense)	(0.4)	—	(1.4)	(0.9)
Deferred income tax (expense) benefit	(3.3)	7.1	(3.3)	7.1
Net income	$13.4	$19.3	$31.1	$30.3
Net income per share of common stock—basic	$0.27	$0.39	$0.62	$0.62
Net income per share of common stock—diluted	$0.26	$0.39	$0.61	$0.62
Weighted-average shares of common stock outstanding—basic	50,339,456	49,095,583	50,011,485	48,648,701
Weighted-average shares of common stock outstanding—diluted	51,521,371	49,408,877	50,653,283	49,100,433

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

	December 31,	December 31,
	2025	2024
Cash and cash equivalents	$29.6	$69.2
Marketable securities	67.9	31.7
Working capital	81.4	51.5
Current portion of long-term debt	22.5	45.3
Long-term debt	—	21.7
Stockholders’ equity	130.3	92.1

	Year Ended	Year Ended
	December 31, 2025	December 31, 2024
Cash provided by (used in):
Operating activities	$41.8	$38.9
Investing activities	(36.2)	(20.4)
Financing activities	(45.2)	(33.9)
Net decrease in cash, cash equivalents and restricted cash	$(39.6)	$(15.4)

Use of Non-GAAP Measures

In addition to operating results as calculated in accordance with GAAP, Puma uses certain non-GAAP financial measures when planning, monitoring, and evaluating operational performance. The following table presents Puma’s net income and net income per share calculated in accordance with GAAP and as adjusted to remove the impact of stock-based compensation expense. For the three months and year ended December 31, 2025, stock-based compensation represented approximately 4.6% and 5.2% of operating expenses, respectively, and 5.5% and 6.1% for the same periods in 2024, in each case excluding cost of sales and acquired in-process research and development. Puma’s management believes that these non-GAAP financial measures are useful to enhance understanding of Puma’s financial performance, are more indicative of its operational performance, and facilitate a better comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and

GAAP Net Income Per Share to Non-GAAP Adjusted Net Income Per Share

(in millions except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2025		2024
GAAP net income	$13.4		$19.3
Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	1.0		1.3
Research and development (2)	0.7		0.5
Non-GAAP adjusted net income	$15.1		$21.1

GAAP net income per share—basic	$0.27		$0.39
Adjustment to net income (as detailed above)	0.03		0.04
Non-GAAP adjusted basic net income per share	$0.30	(3)	$0.43	(3)

GAAP net income per share—diluted	$0.26		$0.39
Adjustment to net income (as detailed above)	0.03		0.04
Non-GAAP adjusted diluted net income per share	$0.29	(4)	$0.43	(4)

	Twelve Months Ended December 31,
	2025		2024
GAAP net income	$31.1		$30.3
Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	4.3		5.5
Research and development (2)	2.7		2.7
Non-GAAP adjusted net income	$38.1		$38.5

GAAP net income per share—basic	$0.62		$0.62
Adjustment to net income (as detailed above)	0.14		0.17
Non-GAAP adjusted basic net income per share	$0.76	(5)	$0.79	(5)

GAAP net income per share—diluted	$0.61		$0.62
Adjustment to net income (as detailed above)	0.14		0.16
Non-GAAP adjusted diluted net income per share	$0.75	(6)	$0.78	(6)

(1) To reflect a non-cash charge to operating expense for selling, general, and administrative stock-based compensation.
(2) To reflect a non-cash charge to operating expense for research and development stock-based compensation.

(3) Non-GAAP adjusted basic net income per share was calculated based on 50,339,456 and 49,095,583 weighted-average shares of common stock outstanding for the three months ended December 31, 2025 and 2024, respectively.

(4) Non-GAAP adjusted diluted net income per share was calculated based on 51,521,371 and 49,408,877 weighted-average shares of common stock outstanding for the three months ended December 31, 2025 and 2024, respectively.

(5) Non-GAAP adjusted basic net income per share was calculated based on 50,011,485 and 48,648,701 weighted-average shares of common stock outstanding for the years ended December 31, 2025 and 2024, respectively.

(6) Non-GAAP adjusted diluted net income per share was calculated based on 50,653,283 and 49,100,433 weighted-average shares of common stock outstanding for the years ended December 31, 2025 and 2024, respectively.